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                                                                    Exhibit O(i)

                            HORACE MANN MUTUAL FUNDS

                             FORM OF CODE OF ETHICS

                          Adopted ______________, 2000


     I. STATEMENT OF GENERAL POLICY. The Horace Mann Mutual Funds ("HMMF") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in HMMF is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by HMMF or any of its trustees, officers or employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to HMMF, or which creates any actual or potential conflict of interest between HMMF and any of its employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, HMMF believes that individual investment activities by its officers and employees should not be unduly prohibited or discouraged.

     Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") requires that HMMF adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by paragraph (b) of such Rule. Accordingly, this Code of Ethics has been adopted to ensure that those who have knowledge of the transactions by HMMF will not be able to act thereon to the disadvantage of HMMF. The Code of Ethics does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to HMMF and persons connected with it.

     II. DEFINITIONS. The following definitions shall govern the meaning of key terms used throughout this Code of Ethics:

          (a) "Access Persons" means any trustee, officer, or advisory person of HMMF;

          (b) "Advisory Person" means (i) any employee of HMMF, or of any company in a control relationship to HMMF, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a covered security by HMMF, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to HMMF who obtains information concerning recommendations made to HMMF with regard to the purchase or sale of a covered security;*


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     *    A person does not become an "advisory person" simply by virtue of normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or by virtue of a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.
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          (c) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 ("1934 Act") and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires;

          (d) "Code of Ethics Compliance Officer" means the person appointed by the Board of Trustees to fulfill the functions designated in this Code;

          (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company;

          (f) "Covered Security" has the meaning set forth in Section 2(a)(36) of the 1940 Act except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, high quality short-term debt instruments (including repurchase agreements), bankers' acceptances, bank certificates of deposit, and commercial paper;

          (g) "End of the Calendar Quarter" means the last day of each third calendar month beginning on January 1 of each year (March 31, June 30, September 30 and December 31);

          (h) "Independent Trustee" means a trustee of HMMF who is not an "interested person" of HMMF within the meaning of Section 2(a)(19) of the 1940 Act;

          (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 ("1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act;

          (j) "Investment Personnel" means (i) any employee of HMMF (or any company in a control relationship to HMMF) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by HMMF or (ii) any natural person who controls HMMF and who obtains information concerning recommendations made to HMMF regarding the purchase or sale of securities by HMMF;

          (k) "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act;

          (l) "Purchase or Sale" includes the buying of an option to purchase or sell a covered security; and

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          (m) "Security being considered for purchase or sale" means when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such recommendation.

     III. SCOPE. Each investment adviser and sub-adviser to HMMF (each, an "investment adviser") has adopted its own code of ethics, which imposes trading restrictions and reporting requirements with respect to personal securities transactions. HMMF has determined that the standards established by each investment adviser may appropriately be applied to any access person of HMMF who is also an access person of an investment adviser. Accordingly, any such person who is subject to such investment adviser's code of ethics shall not be covered by this Code so long as the trustees of HMMF have approved such investment adviser's code in accordance with Rule 17j-1. With respect to any such person, HMMF shall not be responsible for maintaining the records required by Rule 17j-1 or receiving or reviewing personal securities reports.

     IV. PROHIBITED TRANSACTIONS. No access person shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:
(a) is being or has been within the most recent fifteen days, considered for purchase or sale by HMMF or (b) is being or has been within the most recent fifteen days, purchased or sold by HMMF. In addition, investment personnel must obtain prior approval from the Code of Ethics Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

     V. EXEMPTED TRANSACTIONS. The prohibitions of Section IV of this Code shall not apply to:

          (a) purchases or sales of securities which are not eligible for purchase or sale by HMMF;

          (b) purchases or sales which are non-volitional on the part of the access person;

          (c) purchases which are part of an automatic dividend reinvestment plan;

          (d) purchases effected upon the exercise of rights issued pro rata to all holders of a class of securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; and

          (e) purchases or sales which receive the prior approval of the Board of Trustees of HMMF because they are only remotely potentially harmful to HMMF because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by HMMF.

     VI. REPORTS. In order that management may be advised of the investment activities of all people subject hereto and in order to comply with Rule 17j-1, every access person is required

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to file with the Code of Ethics Compliance Officer reports of every covered security transaction in which he or she has or by reason of such transaction acquires any direct or indirect beneficial ownership ("quarterly transaction report"). Such reports shall be in the form as may be prescribed from time to time by the Code of Ethics Compliance Officer.

     Every quarterly transaction report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transactions to which the report relates were effected, and shall contain the following information:

          (a) the date of the transaction, the title, the interest rate and maturity (if applicable), and the number of shares or other units, as appropriate, and the principal amount of each security involved;

          (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (c) the price at which the transaction was effected;

          (d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

          (e) the date the report is submitted by the access person.

     In addition, no later than 10 days after a person becomes an access person ("initial holdings report") and annually thereafter ("annual holdings report"), such access person must report the following: (i) the title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and (iii) the date the report is submitted. An initial holdings report shall be made within ten days after a person commences employment (or becomes an access person) and shall be current as of the date the person became an access persons. An annual holdings report shall be made within thirty days of each calendar year end and must be current as of a date within thirty days of such report.

     However, an access person shall not be required to make any report with respect to transactions effected for, and covered securities held in, any account over which such person does not have any direct or indirect influence, or for transactions by the access person in his or her savings or demand deposit accounts with banks or thrifts. Neither shall such report be required for transactions in the following securities: shares of registered open-end investment companies, direct obligations of the U.S. Government, high quality short-term debt instruments (including repurchase agreements), bankers' acceptances, bank certificates of deposit and commercial paper.

     An independent trustee who would be required to make a report solely by reason of being an independent trustee of HMMF, need not make: (i) an initial or annual holdings report and (ii) a quarterly transaction report, unless the Trustee knew or, in the ordinary course of fulfilling his or her

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official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in a covered security, HMMF purchased or sold the covered security, or HMMF or its investment adviser considered purchasing or selling the covered security.

     The Code of Ethics Compliance Officer shall be responsible for notifying access persons of their obligations under this Code, receiving and reviewing reports of securities transactions, holdings and accounts against trading activity of HMMF, and responding to all questions arising under this Code. The Code of Ethics Compliance Officer shall not review his own reports and such reports shall be submitted to a member of management senior to such person for review. Questionable or violative transactions will be referred to the Audit and Compliance Committee of the Board of Trustees. If no securities transactions have been effected within a calendar quarter, a report representing that fact must be filed within ten calendar days following the end of the calendar quarter. Any submitted report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. All such reports shall be treated confidentially, except that they will be subject to review by the Securities and Exchange Commission.

     Generally, following the principles set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended from time to time, a direct or indirect opportunity to profit or share in any profit derived from a transaction in any class of security coupled with either the power to vote conferred by such security or the power to dispose of (or direct the disposition of) such security, will confer beneficial ownership. Such an opportunity may come about through any contract, arrangement, understanding, relationship or otherwise. Thus, a person is regarded as the beneficial owner of securities held by members of his immediate family sharing the same household (immediate family members include any child, grandchild, stepchild, spouse, sibling, parent, stepparent, grandparent, and adoptive and certain in-law relationships). Similarly, a general partner's proportionate interest in the portfolio securities held by a general or limited partnership, a person's right to dividends that is separated or separable from the underlying securities, and a person's right to acquire or dispose of securities through the exercise or conversion of any derivative security (such as an option or a warrant), whether or not presently exercisable, will confer beneficial ownership, and holdings and transactions involving them should be reported. Any other indirect interest in securities including performance-related fees received for services rendered with regard to securities as well as a person's interest in securities held by a trust may confer beneficial ownership and thus require the reporting of any holdings and transactions involving them. Any question concerning the interpretation of the beneficial ownership rules should be directed to the Code of Ethics Compliance Officer.

     VII. SANCTIONS. When it is determined that there has been a violation, HMMF may make a report to the Securities and Exchange Commission and/or take such other action (including a letter of censure, suspension or dismissal) as may be warranted by the circumstances. False statements made on a Report of Securities Transactions or Report of Securities Holdings shall constitute just cause for dismissal. In addition to the sanctions inherent in a failure to adhere to the provisions of this Code of Ethics, no one will be permitted to retain any benefit from any transaction which is found to violate the letter or the spirit of this Code.

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     VIII.  MISCELLANEOUS.  HMMF shall submit this Code to the Board of Trustees for approval within the time frames required by Rule 17j-1 of the 1940 Act. Any material changes to this Code shall be submitted to such board within six months of such change.

     On an annual basis, HMMF shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the code or such procedures since the last report, including but not limited to any material violations of the code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies' experience under this Code, evolving industry practices or developments in applicable law or regulations. Such report must include any certification required by Rule 17j-1. HMMF shall maintain all records required to be kept under Rule 17j-1.

     IX. SUBMISSION. You are requested to sign a copy of this Code of Ethics, and return it to the Code of Ethics Compliance Officer.

     I have reviewed this Code of Ethics, and I represent that I will consult it periodically and that I will manage my personal investment activities in accordance with its terms and intent.



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                Date                                  Signature

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